Exhibit 10.142

BROCADE COMMUNICATIONS SYSTEMS, INC.
2009 STOCK PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

NOTICE OF GRANT
%%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-%
You (the “Grantee”) have been granted an award of Restricted Stock Units under the Company’s 2009 Stock Plan, as amended (the “Plan”). The date of this Restricted Stock Unit Agreement (the “Agreement”) is the Grant Date defined below. Subject to the provisions of Appendix A, any appendix to the Agreement for the Grantee’s country of residence (“Appendix B”) and the Plan, all of which are attached hereto and incorporated herein in their entirety, the principal features of this award are as follows:

Grant Date:	%%AWARD_DATE,’Month DD,YYYY’%-% (the “Grant Date”)

Number of Restricted

Stock Units:	%%TOTAL_SHARES_GRANTED,’999,999,999’%-% (the “Number of Restricted Stock Units”)

Vesting Schedule:
The Restricted Stock Units will vest in accordance with the following Vesting Schedule; provided, the Grantee remains a Service Provider to the Company or its Parent or other successor or a Subsidiary through the applicable vesting dates (the “Vesting Schedule”):

# Shares                Vest Date
%%SHARES_PERIOD1,’999,999,999’%-%
%%VEST_DATE_PERIOD1,’MM/DD/YYYY’%-%
Your signature below or online acceptance indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A, Appendix B and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in Sections 3 through 5 and Section 7 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, APPENDIX B AND THE PLAN, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.

BROCADE COMMUNICATIONS SYSTEMS, INC.	GRANTEE

Signature	Signature

Print Name	Print Name

Title
Electronic Signature will be required on E*Trade

APPENDIX A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.
1.    Grant.
(a)    The Company hereby grants to the Grantee under the Plan an award of the Number of Restricted Stock Units set forth in the Notice of Grant, subject to all of the terms and conditions in this Agreement, Appendix B and the Plan. For each Restricted Stock Unit that vests, the Grantee will be entitled to receive one (1) Share (subject to automatic adjustment for stock splits, combinations and other adjustments contemplated in the Plan).
(b)    When Shares are paid to the Grantee in payment for the Restricted Stock Units, par value ($.001 per share) will be deemed paid by the Grantee for each Restricted Stock Unit by services rendered by the Grantee, and will be subject to the appropriate Tax-Related Items (as defined in Section 9 below) withholdings.
2.    Company’s Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the date that the Restricted Stock Unit is granted. Unless and until the Restricted Stock Units have vested in the manner set forth in Sections 3 through 5, the Grantee will have no right to payment of such Restricted Stock Units. Prior to actual payment of Shares upon the vesting of any Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units shall be made in whole Shares only and any fractional Shares will be forfeited at the time of payment.
3.    Vesting Schedule/Period of Restriction. Except as provided in Sections 4 and 5, and subject to Section 7, the Restricted Stock Units awarded by this Agreement shall vest in accordance with the vesting provisions set forth in the Notice of Grant. The Restricted Stock Units shall not vest in accordance with any of the provisions of this Agreement unless the Grantee remains an active Service Provider to the Company or its Parent or other successor or a Subsidiary from the Grant Date through the dates the Restricted Stock Units are otherwise scheduled to vest.
4.    Modifications to Vesting Schedule.

(a)    Vesting upon Leave of Absence. In the event that the Grantee takes an authorized leave of absence (“LOA”), the Restricted Stock Units awarded by this Agreement that are eligible to be earned shall either: (i) not be affected, or (ii) shall be deferred for a period of time equal to the duration of such LOA, based on the Company’s LOA policy in effect at such time as determined by the Company in its sole discretion.
(b)    Death or Disability of Grantee. In the event that the Grantee’s relationship with the Company or its Parent or other successor or a Subsidiary as a Service Provider is terminated prior to full vesting of the Restricted Stock Units due to his or her death or Disability, the unvested portion of the Restricted Stock Units subject to this Restricted Stock Unit Award shall be forfeited on the date of the Grantee’s death or Disability.
5.    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan. Such acceleration may result in Tax-Related Items or other consequences to the Grantee. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units, the payment of such accelerated Restricted Stock Units nevertheless shall be made at the same time or times as if such Restricted Stock Units have vested in accordance with the vesting schedule set forth on the Notice of Grant and Section 1 of this Agreement or as otherwise provided herein (whether or not the Grantee remains employed by the Company or by one of its Subsidiaries as of such date(s)). The Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.
6.    Payment after Vesting. Any Restricted Stock Units that vest in accordance with Sections 3 through 4 of this Agreement will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) as soon as practicable following the applicable vesting date, subject to Sections 9 and 21, but no later than March 15th of the calendar year following the applicable vesting date.
7.    Forfeiture. The balance of the Restricted Stock Units that have not vested pursuant to Sections 3 through 5 at the time of the termination of the Grantee’s relationship with the Company or its Parent or other successor or a Subsidiary as a Service Provider for any or no reason will be forfeited.
8.    [Reserved.]
9.    Withholding of Taxes.
(a)    General. The Grantee acknowledges that regardless of any action by the Company or if different, the Grantee’s employer (the “Employer”), the ultimate liability for all income tax (including U.S. federal, state, local and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholdings related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), is and remains the Grantee’s responsibility and that the Company and/or the Employer (i) make no guarantees or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the subsequent sale of any Shares acquired under the Plan and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the award to reduce or eliminate the Grantee’s liability for Tax-Related Items. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
(b)    Payment of Tax-Related Items. The Grantee authorizes the Company and/or the Employer, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding a portion of the Shares issued as payment for vested Restricted Stock Units that have an aggregate market value sufficient to pay all Tax-Related Items required to be withheld by the Company and/or the Employer with respect to the vesting of the Restricted Stock Units and issuance of the Shares, unless the Company, in its sole discretion, either requires or otherwise permits the Grantee to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. The number of Shares withheld pursuant to the prior sentence will be no greater than the minimum statutory rate of withholding and will be rounded up to the nearest whole Share, with no refund for any value of the Shares withheld in excess of the tax obligation as a result of such rounding.
If the obligation of Tax-Related Items is satisfied by reducing the number of Shares delivered as described herein, the Grantee is deemed to have been issued the full number of Shares subject to the award of Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the award.
If the foregoing method of withholding is prohibited or insufficient to satisfy all Tax-Related Items required to be withheld by the Company and/or the Employer with respect to the vesting of the Restricted Stock Units and issuance of the Shares or if the Company, in its discretion, determines not to apply the foregoing method of withholding, then the Grantee hereby authorizes the Company and/or the Employer to satisfy such obligations by one or a combination of the following: (a) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, to the maximum extent permitted by law; or (b) selling the applicable number of Shares or arranging for the sale of the applicable number of Shares (in either case on the Grantee’s behalf and at the Grantee’s discretion pursuant to this authorization) issued in settlement of vested Restricted Stock Units and retaining the requisite proceeds from such sale.
Finally, the Grantee shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver to the Grantee any Shares pursuant to the award if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items, as described in this Section 9.
10.    Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
11.    No Effect on Employment. Subject to any employment contract with the Grantee, the terms of such employment will be determined from time to time by the Company, or the Subsidiary employing the Grantee, as the case may be, and the Company, or the Subsidiary employing the Grantee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Grantee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth on the first page of this Agreement do not constitute an express or implied promise of continued employment for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Subsidiary employing the Grantee, as the case may be, shall not be deemed a termination of the Grantee’s relationship with the Company or its Subsidiary as a Service Provider for the purposes of this Agreement.
12.    Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administrator, at 130 Holger Way, San Jose, California, 95134, USA, or at such other address as the Company may hereafter designate in writing, with a copy to the Company, C/O General Counsel, 130 Holger Way, San Jose, California, 95134, USA.

13.    Grant is Not Transferable. Except to the limited extent provided in this Agreement or the Plan, this grant of Restricted Stock Units and the rights and privileges conferred hereby will not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Grantee has been issued Shares in payment of the Restricted Stock Units. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding the foregoing, the Grantee may, in a manner and in accordance with terms specified by the Administrator, transfer these Restricted Stock Units to the Grantee’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights.
14.    Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt unless otherwise provided herein or in the Appendix B. However, a Grantee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other U.S. or foreign securities or exchange control laws.
15.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16.    Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal or non-U.S. law or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal or non-U.S. governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the Vesting Date of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.
17.    Plan Governs. This Agreement and the Appendix B are subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Appendix B and one or more provisions of the Plan, the provisions of the Plan will govern.
18.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Grantee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
19.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
21.    Modifications to the Agreement. This Agreement, including Appendix A and B, together with the Plan, constitutes the entire understanding of the parties on the subjects covered, subject to any applicable pre-existing agreement or agreement entered into after the date hereof relating to full or partial acceleration of vesting in the event of a change of control of the Company (or similar event). The Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein or expressly contemplated above. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this award of Restricted Stock Units. Notwithstanding the foregoing, if required by Section 409A of the Code, no Restricted Stock Units will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) earlier than six (6) months and one (1) day following the date of the termination of the Grantee’s relationship with the Company as a Service Provider, subject to Section 9.
22.    Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock Unit Award, the Grantee expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, except as otherwise provided in the Plan and/or the Agreement.
23.    Labor Law and Nature of Grant. In accepting the award of Restricted Stock Units, the Grantee acknowledges that:
(a)    the Plan is established voluntarily by the Company;
(b)    the award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded in the past;
(c)    all decisions with respect to future award of Restricted Stock Units or other awards, if any, will be at the sole discretion of the Company;
(d)    the award of Restricted Stock Units and the Grantee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary and shall not interfere with the ability of the Company, the Employer or any Subsidiary, as applicable, to terminate the Grantee’s employment or service relationship (if any);
(e)    the Grantee’s participation in the Plan is voluntary;
(f)    the Restricted Stock Units and the Shares are not intended to replace any pension rights or compensation;;
(g)    the Restricted Stock Units, the Shares and the income and value of same are not part of normal or expected compensation for purposes of calculating severance, resignation, termination,

redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)    in the event of the Grantee’s termination as an active Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any), unless otherwise provided in the Plan or determined by the Company, the Grantee’s right to vest in the Restricted Stock Units, if any, will terminate effective as of the date the Grantee ceases to actively provide services and will not be extended by any notice period (e.g., employment would not include any contractual notice or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any); the Committee, as applicable, shall have exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Grantee’s Restricted Stock Units;
(j)    unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;
(k)    the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the acquisition or sale of Shares;
(l)    the Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan;
(m)    for the Grantee who reside outsides the U.S., the following additional provisions shall apply:
(i)    the Shares and the income and value of same are not part of normal or expected compensation for any purpose;
(ii)    no claim or entitlement to compensation or damages shall arise from termination of the award or from any diminution in value of the award or Shares received upon vesting of the award resulting from the Grantee’s termination as an active Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) and in consideration of the Restricted Stock Units to which the Grantee is not otherwise entitled, the Grantee irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries, or the Employer, waive his or her ability, if any, to bring any such claim, and releases the Company and/or the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by signing this Agreement, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(iii)    the Grantee acknowledges and agrees that neither the Company, the Employer nor any Parent or other successor or a Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Grantee pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
24.    Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Notice of Grant and this Agreement and any other Restricted Stock Unit grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.
The Grantee understands that Data will be transferred to E*Trade or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands the recipients of Data may be located in the Grantee’s country, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company, E*Trade and any other potential recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.
25.    Notice of Governing Law. This award of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the award of Restricted Stock Units, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted in the courts of Santa Clara County, California or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

26.    Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.
27.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means, or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
28.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
29.    Appendix B. Notwithstanding any provision in this Agreement or any other Plan documents to the contrary, the award of Restricted Stock Units shall be subject to any special terms and conditions as set forth in the Appendix B to this Agreement for the Grantee’s country of residence, if any. Moreover, if the Grantee relocates to one of the countries included in the Appendix B, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix B, if any, constitutes part of this Agreement.
30.    Insider Trading. By participating in the Plan, the Grantee agrees to comply with the Company’s policy on insider trading (to the extent that is applicable to the Grantee). Further, the Grantee acknowledges that his or her country of residence may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on the Grantee’s ability to participate in the Plan (e.g., acquiring or selling Shares) and that the Grantee is solely responsible for complying with such laws or regulations.
31.    Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other Grantee.